June 15, 2004

Mr. David L. Holcomb, President

Pentagon Technical Services

1986 Badger Spur

Golden, Colorado 80403

Dear David:

The intent of this correspondence is to confirm the fact that Integrated Environmental Technologies, Ltd., following a thorough and rigorous decision-making process, has agreed to contract with Pentagon Technical Services to provide for the effective demonstration of I.E.T. EcaFlo devices in the following two commercial applications:

1) a. Petroleum Industry: Upstream Application

I.E.T., Ltd., through its EcaFlo Division, will provide the appropriate HydroCide generator for treating surface and downhole waters for bacterial contamination.

b. Petroleum Industry: Downstream Application

I.E.T., Ltd., through its EcaFlo Division, will provide the appropriate HydroCide generator for treating water handling systems for cooling applications.

2) Surface Treatment and Disinfection within the Wine Production Industry

I.E.T., Ltd., through its EcaFlo Division, will conduct, through its laboratories at Coastal Carolina University, lab tests to analyze bacteria that typically cause contamination in the wine production processes. I.E.T., Ltd. will provide the appropriate EcaFlo HydroSan generator for on-site generation of effective EcaFlo solutions for treatment of the wine making equipment.

We appreciate the opportunity to partner with you in these demonstration projects and anticipate success in all cases. Upon the completion of these demonstration projects with successful outcomes, then both parties shall move forward with an I.E.T., Ltd. equipment and service agreement.

Your signature below, shall serve to make this document a contractual agreement.

SIGNED BY:	ACCEPTED BY:
I.E.T., Ltd.	Pentagon Technical Services

/S/William E. Prince 6-15-04	/S/David L. Holcomb 6-15-04
William E. Prince Date	David L. Holcomb Date
President and CEO	President